COMPLIANCE SYSTEMS CORPORATION
50 Glen Street, Suite 308
Glen Cove, New York 11542

                                                             April 16, 2010

Chestnut Cove Development LLC
53 Glen Cove Road
Greenvale, New York 11548
Attn: Len Gleicher, Managing Member

Dear Mr. Gleicher,

This letter agreement (this “Agreement”) sets forth the terms of our understanding wherein Compliance Systems Corporation, a Nevada corporation (“Compliance”) will make certain payments to Chestnut Cove Development LLC, a New York limited liability company (“Chestnut”) on behalf of Call Compliance, Inc., a New York corporation (the “Company”), a wholly-owned subsidiary of Compliance, and in full satisfaction of the Company’s outstanding obligations under that certain Lease Agreement, dated as of March 20, 2001 for the premises located at 90 Pratt Oval, Glen Cove, New York 11542, and assigned to the Company, as assignee-lessee, on January 26, 2005 (the “Lease”).

1.           Chestnut terminated the Lease as of December 31, 2009 (the “Termination Date”) and the Company vacated the premises on the Termination Date.  As of the Termination Date, the Company was indebted (the “Debt”) to Chestnut in the aggregate amount of $50,106.84, which Debt is comprised of taxes, expenses, and unpaid rent owed by the Company to Chestnut pursuant to the Lease.

2.           Chestnut agrees that, in full satisfaction of the Debt and all of the Company’s obligations under the Lease, it will accept the following from Compliance:

(a)           An aggregate cash payment of $10,500 payable as follows: ten monthly payments of $1,000, with each payment made by, or on, the first business day of each month commencing on May 1, 2010 and terminating on February 1, 2011.  Compliance shall deliver to Chestnut a cash payment of $500 by, or on, April 15, 2010.

(b)	1,675,000 5-year warrants to purchase shares of common stock, par value $0.001 per share, of Compliance at a per share exercise price of $0.02, issued as follows;

Leonard Gleicher                             838,000 warrants
Steve Sameroff                                837,000 warrants

3.           Chestnut agrees to release and hold harmless the Company and Compliance (and each of the Company’s and Compliance’s officers, directors, shareholders, agents, employees, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity that Chestnut ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever resulting from the Lease.

4.           This Agreement, and other documents delivered pursuant hereto or incorporated by reference herein contain the entire agreement between the parties and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof.  No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.  Any amendment to or modification of this Agreement must be in writing and signed by the party against whom enforcement is to be sought.

5.           The Agreement and the rights and obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without regard to its choice and/or conflict of laws provisions.  Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this Agreement shall be commenced exclusively in the Supreme Court, State of New York, County of Nassau or the U.S. District Court for the Eastern District of New York.  The parties to this Agreement hereby submit themselves to the jurisdiction of any such court, and agree to service of process on them in any such action, suit or proceeding.

6.           All notices, requests and other communications to any party hereunder shall be in writing and shall be delivered, if to Compliance, at:

Compliance Systems Corporation
50 Glen Street, Suite 308
Glen Cove, New York 11542
Attn: Dean R. Garfinkel, President

with a copy to:	Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza
Garden City, New York 11530
Attn: Dennis C. O’Rourke, Esq.

And if to Chestnut, at:	Chestnut Cove Development LLC
53 Glen Cove Road
Greenvale, New York 11548

with a copy to:

Attn:

7.           Chestnut acknowledges that it has entered into this Agreement knowingly and voluntarily after a period of negotiation between the parties.  Chestnut further acknowledges that it understands the terms contained herein and has reviewed the same with its attorneys.

COMPLIANCE SYSTEMS CORPORATION

By:	[s] Dean R. Garfinkel
Dean R. Garfinkel
President

Your signature on the line below constitutes your acknowledgement of and agreement with each provision contained in this Agreement.

CHESTNUT COVE DEVELOPMENT LLC

By:	[s] Len Gleicher
Len Gleicher
Managing Member